                                                                    EXHIBIT 10.1


                        SETTLEMENT AGREEMENT AND RELEASE

                 This Settlement Agreement and Release (the "Settlement Agreement") is made as of September 26, 1997 (the "Effective Date") by and among Ponder Industries, Inc. ("Ponder"), Eugene L. Butler ("Butler"), Larry Armstrong ("Armstrong") and all of the debentureholders listed in paragraph 1 below (each being referred to individually as "Investor" and all being referred to collectively as "Investors").

                 In consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Ponder, Butler, Armstrong, and the Investors agree as follows:

         1.      Unless otherwise noted, as used herein,

                 "Claims" means all actions, causes of action, suits, debts, dues, sums of money, accounts, controversies, agreements, promises, variances, trespasses, damages, judgments, abstracts of judgments, liens, executions, claims, and demands, losses and liabilities, of every kind and nature, in law or equity, and in whatever form denominated, including without limitation claims, counterclaims, cross-claims and/or third party claims, related to or arising from the Debentures, the offering or subscription of the Debentures, or the subject matter of the Lawsuit that Ponder or the Investors asserted or could have asserted in the Lawsuit from the beginning of time to the Effective Date of this settlement.

                 "Debentures" means Ponder Industries, Inc. 8% Convertible Debentures Due April 26, 1999, including without limitation the governing subscription agreement and all documents or agreements necessary or related thereto.

                 "Investor" or "Investors" means, individually or collectively, AG Superfund International Partners, L.P., The Gifford Fund, Cameron Capital Ltd., Darissco Diversified Investments, Inc., GAM Arbitrage, Inc., KA Investments, LDC, Lake Management LDC, Leonardo, L.P., Raphael, L.P., Richcourt $ Strategies, Inc., The Tail Wind Fund, Windward Island Limited, and Wood Gundy London, Ltd.

                 "Lawsuit" means all allegations and/or matters related to or contained in Civil Action No. 96-CV-9357T, Cameron Capital Ltd. v. Ponder Industries, Inc., in the United States District Court for the Western District of New York, and in Civil Action No. 96-CV-6534T, Lake Management LDC and KA Investments LDC v. Ponder Industries, Inc., in the United States District Court for the Western District of New York.

                 "Outstanding Unredeemed Balance" means, with respect to each of the following Investors, the following dollar amounts:

INVESTOR                                          OUTSTANDING UNREDEEMED BALANCE
--------                                          ------------------------------
AG Superfund International Partners, L.P.                   $   150,000.00
The Gifford Fund                                            $   750,000.00
Cameron Capital Ltd.                                        $   800,000.00
Darissco Diversified Investments, Inc.                      $   180,000.00
GAM Arbitrage, Inc.                                         $   250,000.00
KA Investments, LDC                                         $   150,000.00
Lake Management LDC                                         $   850,000.00
Leonardo, L.P.                                              $ 1,250,000.00
Raphael, L.P.                                               $   300,000.00
Richcourt $ Strategies, Inc.                                $   200,000.00

The Tail Wind Fund                                          $   600,000.00
Windward Island Limited                                     $   150,000.00
Wood Gundy London, Ltd.                                     $   750,000.00
                                                            --------------
                                                            $ 6,380,000.00
                                                            ==============

                 For the sake of convenience, the number of shares to be issued pursuant to paragraph 4 hereof are as follows:

INVESTOR                                               NUMBER OF SHARES
--------                                               ----------------
AG Superfund International Partners, L.P.                   250,000
The Gifford Fund                                          1,250,000
Cameron Capital Ltd.                                      1,333,333
Darissco Diversified Investments, Inc.                      300,000
GAM Arbitrage, Inc.                                         416,667
KA Investments, LDC                                         250,000
Lake Management LDC                                       1,416,667
Leonardo, L.P.                                            2,083,333
Raphael, L.P.                                               500,000
Richcourt $ Strategies, Inc.                                333,333
The Tail Wind Fund                                        1,000,000

Windward Island Limited                                     250,000
Wood Gundy London, Ltd.                                   1,250,000
                                                         ----------
                                                         10,633,333
                                                         ==========

                 "Swartz" means Eric S. Swartz or any entity he directly or indirectly owns or controls, including without limitation Swartz Investments L.L.C. and/or Swartz Investments, Inc., as well as any of their officers, directors, employees, partners, shareholders, representatives, subsidiaries or affiliates.

         2. Within two (2) business days after delivery to each Investor of the common stock certificates as required by paragraph 4 hereof and the 5-year non-callable warrants required by paragraph 6 hereof, counsel to each of the parties shall execute a Stipulation of Dismissal With Prejudice and Without Costs in the form attached as Exhibit "A" (the "Stipulation of Dismissal"), which will dismiss with prejudice all Claims of the parties to this Settlement Agreement against each other; provided, however, that neither Ponder nor the Investors are releasing or are dismissing any of their Claims against Swartz, and Ponder and the Investors expressly reserve and retain all such Claims. The fully-executed Stipulation of Dismissal shall be delivered to the law firm of Nixon, Hargrave, Devans & Doyle, attention: Carolyn G. Nussbaum, Esq., which will, within two (2) business days after receiving the same, cause it to be filed with the Court with an accompanying request that the Stipulation of Dismissal be "So Ordered" by the Court.

         3. Each of Ponder, Butler and Armstrong, on the one hand, and the Investors, on the other hand, together with each of their respective predecessors, successors, heirs, executors, administrators, assigns, parent companies, subsidiaries and affiliates, their past and present directors, officers, employees, agents, servants, attorneys, shareholders





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

and/or partners hereby remise, release, acquit and forever discharge each other, and each other's respective predecessors, successors, heirs, executors, administrators, assigns, parent companies, subsidiaries and affiliates, their past and present directors, officers, employees, agents, attorneys (including without limitation each of the attorneys and law firms that appeared in the Lawsuit on behalf of any party to this Settlement Agreement), servants, shareholders, and/or partners from any and all Claims; provided, however, that each and all of the parties to this Settlement Agreement specifically preserve, and this release shall not apply to, any and all Claims that each or all of the parties hereto ever had, now have or hereafter can, shall or may have against Swartz; and provided further that the foregoing release shall not affect, waive, limit, modify or otherwise change in any manner the obligations or liabilities of any party under this Settlement Agreement or any instrument or agreement executed and delivered pursuant to this Settlement Agreement, which shall remain in full force and effect.

         4. Ponder agrees to convert, or cause to be converted, each Investor's Outstanding Unredeemed Balance and issue shares of Ponder common stock to each said Investor at a conversion price of $0.60/share, subject to adjustments for stock splits, reverse splits and the like, with no restrictions placed upon the sale of such common stock. Within three (3) business days of the Effective Date, Ponder shall cause to be delivered to the Investors certificates representing such freely tradable shares, without restrictions and bearing no legend. Ponder warrants that such shares will be unrestricted, freely tradable and will not bear any legend. Ponder further warrants that it will never interfere with or do anything intentionally to prevent, impede or delay any Investor's freely trading any shares issued pursuant to this Settlement Agreement, and Ponder acknowledges that this is a material





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

representation on which each Investor will rely in executing this Settlement Agreement and without which no Investor would execute this Settlement Agreement. If, following the Effective Date, an Investor requests that the certificates representing such shares be reregistered in street or nominee name, and if Ponder's transfer agent fails to comply with such request within thirty days following such request, any release executed by such Investor shall be null and void, and such Investor shall no longer be bound by this Settlement Agreement, and as to such Investor this Settlement Agreement shall become null and void and shall have no further force and effect and neither this Settlement Agreement, any of its provisions, nor any of the negotiations and proceedings relating thereto: (a) shall be offered, received in evidence or otherwise used in the Lawsuit or in any other action or proceeding for any purpose, or (b) shall prejudice the rights of any of the parties hereto, who shall be restored to their respective positions immediately prior to the execution of this Settlement Agreement. Further, Ponder agrees that in the event subsequent transfers of such shares are prohibited or enjoined by order of any court or other governmental body, it shall, at its expense, upon the written request of Investors holding 10% or more of the Outstanding Unredeemed Balance, promptly file and cause to become effective a registration statement covering the resale of the shares of Ponder common stock issued to the Investors and the shares underlying the warrants held by the Investors, as described in paragraph 6 hereof. In such event, Ponder shall notify the other Investors and offer them the opportunity to participate in such registration. The other Investors shall have ten (10) days from the date of Ponder's notice to notify Ponder in writing of their desire to participate. Ponder shall be required to file only one registration statement pursuant to this paragraph (provided that it becomes effective).

         5. In conjunction with the issuance of the shares of Ponder common stock to the Investors, each Investor agrees to execute an irrevocable proxy, on behalf of itself and its principals and affiliates, granting the President of Ponder, ex-officio, the right to vote the shares of common stock issued to Investors pursuant to paragraphs 4 and 6 for the election of the persons nominated as Directors by the Board of Directors of Ponder at each annual or special meeting of stockholders of Ponder; provided, however, that Investors will not transfer or exchange their shares with anyone solely for the purpose of terminating any such proxy, and it is understood, without limitation, that a cash sale of shares to unaffiliated third-parties with no restrictions or contractual buy-back rights is presumed not to be a transfer or exchange solely for the purpose of terminating such proxy; and provided further that this proxy shall expire on the earlier of the tenth anniversary of the effective date of this Settlement Agreement or the transfer or exchange of such shares in compliance with the preceding proviso.

         6. Within three (3) business days of the Effective Date, Ponder will deliver to each Investor 5-year non-callable warrants sufficient to purchase a number of additional shares of Ponder common stock having an aggregate purchase price equal to 15% of each Investor's Outstanding Unredeemed Balance at a price of $1.00/share, such shares to be unrestricted, freely tradable, unlegended and subject to the same provisions and protections described in paragraph 4 and with the same attendant registration rights described in paragraph 4 hereof. In the event that prior to the date upon which any or all of the warrants are exercised, Ponder shall (a) declare a dividend or make a distribution on the outstanding shares of its common stock in shares of common stock, (b) subdivide or reclassify the outstanding shares of its common stock into a greater number of shares, or (c) combine



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
or reclassify the outstanding shares of its common stock into a smaller number of shares, then the terms of all outstanding warrants shall be adjusted accordingly. In the event that prior to the expiration of the warrants Ponder merges with or into, or all of the outstanding common stock of Ponder is acquired by, another person or entity, the terms of the warrants shall provide that the holders of the warrants shall have the right thereafter upon payment of the exercise price to purchase upon exercise of a warrant the kind and amount of securities or cash receivable upon such consolidation or merger had the warrant been exercised immediately prior to such action.

         7. The Investors agree (a) to assign to Ponder, to the maximum extent permitted by the law of whichever state Ponder selects to govern said assignments, any and all Claims they each may have against Swartz, and (b) to execute any and all documents Ponder may reasonably deem necessary to assign and prosecute at Ponder's expense such Claims; provided, however, that, in addition to paying expenses (including legal expenses) in connection with such cooperation and assistance, Ponder agrees to take steps to minimize any inconvenience or burden upon the Investors and agrees to maintain as confidential such assignments except as may be required by law or necessary for the prosecution or settlement of such Claims.

         8. In the event that any Person (a "Third Party"), including without limitation Swartz, asserts a claim against any or all of the Investors which seeks to require that such Investor(s) pay to such Third Party (by way of contribution, indemnification or otherwise, directly or indirectly) (a) an amount in respect of the sums paid by such Third Party to Ponder or an amount sought from such Third Party by Ponder, and (b) which in any way relates to the subject matter of the Lawsuit or this Settlement Agreement ("Third Party





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

Claim"), then Ponder shall take whatever actions are necessary to cause the dismissal with prejudice of any/all such Third Party Claim(s), including, but not limited to, the dismissal of Ponder's claims against the Third Party to the extent contribution is sought against any or all of the Investors, within ten
(10) days of notice to Ponder of such Third Party Claim(s). In addition, in the event any such Third Party Claim(s) is/are asserted, Ponder hereby agrees to indemnify and hold harmless each and all of the Investors for all such amounts sought thereby, plus attorneys' fees, costs and expenses incurred by each and all of the Investors in connection with such Third Party Claim(s), up to the amount which Ponder has collected or seeks to collect from such Third Party(ies). In addition to the foregoing, it is agreed that the provisions of New York General Obligations Law Section 15-108 shall be applicable in their entirety to the settlement provided herein.

         9. Ponder warrants that it is solvent, that the transactions contemplated by this Settlement Agreement will not directly or indirectly result in its insolvency, and that it has no present plans or intention to file for or otherwise seek relief or protection under the bankruptcy laws of the United States. Ponder further warrants that, for a period ending 366 days after the Effective Date, if Ponder files a voluntary petition in bankruptcy, or otherwise has an order for relief entered under 11 U.S.C. Section 101 et seq., Ponder shall, at the sole discretion and written request of the Investors, convert back to Debentures all or some of the shares issued hereunder (according to the Investors' Outstanding Unredeemed Balances as defined herein) and, to the extent Ponder may lawfully do so, restore the parties to the status quo ante in every respect.

         10. Ponder, Butler, Armstrong, and the Investors each represent that prior to the execution of this Settlement Agreement they have fully informed themselves of its terms, contents, conditions and effects and that no promise or representation of any kind has been made to them except as expressly stated in this Settlement Agreement. Ponder, Butler, Armstrong, and the Investors each represent that they have relied solely and completely upon their own judgment and the advice of their counsel in signing this Settlement Agreement and that this document represents and expresses the entire agreement by and among the Investors and Ponder, Butler and Armstrong concerning the subjects it purports to cover.

         11. Ponder, Butler and Armstrong represent and warrant to the Investors, and the Investors represent and warrant to Ponder, Butler and Armstrong that they have not sold, assigned, transferred, conveyed or otherwise disposed of any claim, demand, right or cause of action, relating to any matter which is covered by this Settlement Agreement, that each is the sole owner of such claim, demand, right or cause of action, and each has the power and authority and has been duly authorized to enter into and perform this Settlement Agreement, and that this agreement is the binding obligation of each, enforceable in accordance with its terms.

         12. Neither the execution of this Settlement Agreement nor anything herein contained is intended to be, nor shall be construed to be, an admission by Ponder, Butler and Armstrong or the Investors of any liability to the other, now, in the past or in the future, or an admission of the existence of facts upon which liability could be based. This Settlement Agreement is contractual and it has been entered into to compromise disputed claims and to avoid the uncertainty and expense of further litigation. This Settlement Agreement and each of its provisions and any orders of the Court relating to it shall not be offered or received in evidence in this Lawsuit or in any other action or proceeding or otherwise used as an





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

admission or concession as to the merits of the Lawsuit or the liability of any nature on the part of any of the parties hereto except to enforce its terms.

         13. It is expressly understood and agreed that except for the persons and entities listed in paragraph 3 hereof as being released, there are no intended third party beneficiaries of this Settlement Agreement and that no persons other than the parties hereto shall have the rights and privileges to enforce the provisions of this Settlement Agreement.

         14. This Settlement Agreement may be amended, modified, waived or discharged only by mutual written agreement of the affected parties hereto.
Any such amendment, modification, waiver or discharge shall not be deemed a waiver of any other provision of this Settlement Agreement unless so specified.

         15. Notwithstanding the place where this Settlement Agreement may be executed by any of the parties, or any other factor, all terms and provisions hereof shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be fully performed in that State and without regard to the principles of conflicts of laws thereof and any action brought to enforce, or otherwise arising out of this Settlement Agreement, shall be brought only in either a federal or state court sitting in the state of New York.

         16. The failure of a party to insist upon strict adherence to any of the terms of this Settlement Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Settlement Agreement.

         17. This Settlement Agreement and the Stipulation of Dismissal together constitute the entire agreement among the parties hereto with respect to the subject matter





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
hereof, and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter.

         18. This Settlement Agreement may be executed in multiple originals or counterparts, each of which shall be deemed an original for all purposes, but all such counterparts together shall constitute one and the same instrument. Facsimile copies of this Settlement Agreement shall be considered originals for all purposes.

         19. Ponder, Butler, Armstrong, and the Investors hereby agree, on their behalf and on behalf of their agents, employees, and legal and other representatives that they each will keep confidential the terms of this settlement hereunder and the other terms of this Settlement Agreement, and that they will not disclose said terms to anyone other than their counsel of record. Notwithstanding the foregoing, nothing contained herein shall prevent the parties from responding to any inquiry about this settlement or its underlying facts and circumstances by the Securities and Exchange Commission, any self-regulatory organization or disclosing this Settlement Agreement or its terms if ordered to do so by a court of competent jurisdiction or if otherwise required to do so by law.

         20. The parties hereto agree to execute, have acknowledged and deliver to each other such other documents and instruments, if any, as may be necessary or appropriate to evidence or carry out the terms of this Settlement Agreement.

         21. This Settlement Agreement shall be deemed to have been mutually prepared by the parties hereto and shall not be construed against any of them solely by reason of authorship.





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

         22. This Settlement Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives and successors; provided, however, that no assignment by any party hereto shall operate to relieve such party of its obligations hereunder.



                 IN WITNESS WHEREOF, the parties hereto have executed this Settlement Agreement as of the date herein written above.

Dated:   September 26, 1997


                                _________________________________________
                                PONDER INDUSTRIES, INC.

                                By:______________________________________


                                _________________________________________
                                EUGENE L. BUTLER


                                _________________________________________
                                LARRY ARMSTRONG


                                _________________________________________
                                CAMERON CAPITAL LTD.


                                _________________________________________
                                AG SUPERFUND INTERNATIONAL PARTNERS, L.P.

                                  By:______________________________________


                                  _________________________________________
                                  GAM ARBITRAGE, INC.

                                  By:______________________________________


                                  _________________________________________
                                  LEONARDO, L.P.

                                  By:______________________________________


                                  _________________________________________
                                  RAPHAEL, L.P.

                                  By:______________________________________


                                  _________________________________________
                                  THE GIFFORD FUND

                                  By:______________________________________


                                  _________________________________________
                                  DARISSCO DIVERSIFIED INVESTMENTS, INC.

                                  By:______________________________________


                                  _________________________________________
                                  KA INVESTMENTS, LDC

                                  By:______________________________________


                                  _________________________________________
                                  LAKE MANAGEMENT LDC

                                  By:______________________________________






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

                               _______________________________________________
                               RICHCOURT $ STRATEGIES, INC.

                               By:____________________________________________


                               _______________________________________________
                               THE TAIL WIND FUND

                               By:____________________________________________


                               _______________________________________________
                               WINDWARD ISLAND LIMITED

                               By:____________________________________________


                               _______________________________________________
                               WOOD GUNDY LONDON, LTD.

                               By:____________________________________________






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